Exhibit 99.1

HOUSTON AMERICAN ENERGY PROVIDES UPDATE ON STATUS OF
OPERATIONS AND HUPECOL SALE

Houston, Texas – June 1, 2010 – Management of Houston American Energy Corp (Nasdaq: HUSA) (the "Company") today provided an update on the status of operations and the proposed sale of certain assets.

Regarding the proposed sale of certain holdings in Colombia operated by Hupecol, LLC, Hupecol has advised the Company that negotiations with respect to a possible sale of some or all of the assets offered are ongoing but that, as of June 1, 2010, no agreement had as yet been entered into to sell assets.

Regarding operations, Mr. John F. Terwilliger, President and Chairman of Houston American Energy, stated, “Houston American Energy’s oil and gas properties and production in Colombia are continuing to show improvement over the second quarter of 2009 and the first quarter of 2010.  Sales volumes from our Colombian properties are expected to be over 36,000 barrels of oil for June 2010 net to Houston American’s interest.  The strong performance of these wells is enabling the company to build liquidity therefore providing additional funds for the development of our other Colombian contracts this year.  Houston American hopes to be able to report on the results of the sales process in the near future, but wanted to take this opportunity to update our shareholders as to the current status.”

About Houston American Energy Corp.

Based in Houston, Texas, Houston American Energy Corp. is an independent energy company with interests in oil and natural gas wells and prospects. The company's business strategy includes a property mix of producing and non-producing assets with a focus on Texas, Louisiana and Colombia.

Forward-Looking Statements

The information in this release includes certain forward-looking statements that are based on assumptions that in the future may prove not to have been accurate, including statements regarding the company’s sales volumes for June 2010 or any other future period, the company’s ability to increase its liquidity and fund its development commitments and the ultimate ability to complete a sale of assets or the terms of any such sale. Those statements, and Houston American Energy Corp., are subject to a number of risks, including the potential changes in price based on operations and fluctuations in oil prices, changes in market conditions and other factors, effects of government regulation, and the ultimate results derived from our projects and our efforts to finance the development of our assets. These and other risks are described in the company's documents and reports filed with the Securities and Exchange Commission that are available from the company and the United States Securities and Exchange Commission.

For additional information, view the company's website at www.houstonamericanenergy.com and the Company’s filings with the Securities and Exchange Commission or contact the Houston American Energy Corp. at (713) 222-6966.